News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE

Procter & Gamble Announces Appointment of Director
Francis S. Blake Appointed to Board

CINCINNATI, February 10, 2015 – The Procter & Gamble Company (NYSE: PG) today announced the appointment of Francis S. Blake, 65, former Chairman of the Board and Chief Executive Officer of The Home Depot, Inc. to its board of directors. The appointment is effective immediately.

Mr. Blake will serve on the Audit and Governance & Public Responsibility committees of the Board.

He served as the Chairman of the Board and Chief Executive Officer of The Home Depot, Inc. from 2007 until his decision to step down as Chief Executive Officer in November 2014.  He retired as Chairman of the Board at Home Depot on February 2, 2015.

"Frank is one of the most respected business leaders in America today.  His vision, strategy and focus on execution led Home Depot to strong and sustained business growth," said A.G. Lafley, P&G's chairman of the board, president and chief executive officer. "We will deeply benefit from his management expertise and retail experience."

Mr. Blake joined General Electric in 1991 and held a variety of executive roles there before his appointment as Deputy Secretary for the U.S. Department of Energy in 2001.  He joined Home Depot as executive vice president in 2002.  Mr. Blake also previously served as the General Counsel for the U.S. Environmental Protection Agency and as Deputy General Counsel to Vice President George H.W. Bush.

He is a member of the board of directors of Delta Airlines and the Georgia Aquarium.

About Procter & Gamble

P&G serves nearly five billion people around the world with its brands. The Company has one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, Wella® and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands

P&G Media Contacts: Paul Fox, Corporate Communications, 513-983-3465 fox.pd@pg.com